Exhibit 99.2

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9650	713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA INCREASES QUARTERLY DIVIDEND

Houston, TX — February 26, 2020 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, today announced that its board of directors declared a quarterly dividend of $0.105 per share, which is a $0.005 increase from the Company’s most recent dividend, on Comfort Systems USA, Inc. common stock.  The dividend is payable on March 20, 2020 to stockholders of record at the close of business on March 9, 2020.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 134 locations in 115 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.